Exhibit 99.1

To:	Directors and Executive Officers of Johnson & Johnson

Date:	July 28, 2023

Subject:	Notice of Possible Blackout Period and Regulation BTR Trading Restrictions
This blackout notice (“Blackout Notice”) is being provided in order to notify you that directors and executive officers of Johnson & Johnson may be prevented from buying or selling shares of Johnson & Johnson common stock (“Johnson & Johnson Shares”) from August 15, 2023 at 4 p.m. Eastern Time through the week of August 28, 2023, excluding dispositions of Johnson & Johnson Shares in connection with the Offer (as defined below). This is due to a potential “blackout period” that will apply if 50% or more of participants in the Johnson & Johnson Savings Plan, Johnson & Johnson Retirement Savings Plan and any other “individual account plan”, as defined in Regulation BTR (collectively, the “Plans”) direct the trustee for the relevant Plan (or its designated agent) to tender some or all of the Johnson & Johnson Shares held in the Johnson & Johnson stock funds within the Plans (collectively, the “Johnson & Johnson Stock Funds”) and attributable to their Plan accounts, in connection with Johnson & Johnson’s offer to exchange 1,533,830,450 million shares of common stock of Kenvue Inc. that it owns for Johnson & Johnson Shares (the “Offer”), pursuant to the Prospectus, dated July 24, 2023.
The blackout period may occur because, in connection with administering the tender of Plan shares, the trustee of the relevant Plan (or its designated agent) will impose restrictions on certain transactions involving the tendering participants’ accounts and the Johnson & Johnson Stock Funds for a short period of time. During this time, tendering participants will be unable to exchange or withdraw their balances in the Johnson & Johnson Stock Funds or take certain other actions.
Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR (i.e., the Blackout Trading Restriction) generally require a blackout period to be imposed during which directors and executive officers are subject to trading restrictions if 50% or more of the participants in all individual account plans of an issuer are prohibited from engaging in transactions with respect to the issuer’s equity securities in their plan accounts for more than three consecutive business days, and also generally require that we provide you and the Securities and Exchange Commission (“SEC”) with advance notice of such a blackout period.
Consequently, although we are unable to gauge at this time whether 50% or more of the Plan participants will actually participate in the Offer (and thus whether a blackout period will actually occur), we are required nevertheless to plan for the institution of a blackout period under the terms and conditions set forth in this Blackout Notice. If we determine that fewer than 50% of the Plan participants actually direct the trustee for the relevant Plan (or its designated agent) to exchange some or all of the Johnson & Johnson Shares attributable to their Plan accounts, we will notify you promptly, and in such a case, no blackout period will actually be implemented and the trading restrictions described herein will not apply.
If a blackout period occurs and we are required to implement trading restrictions, whether or not you participate in the Plans, your ability to exercise and/or receive Johnson & Johnson stock options or other Johnson & Johnson equity awards or otherwise trade in Johnson & Johnson Shares held outside of the Plans will be restricted during the blackout period. Specifically, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any Johnson & Johnson Shares or derivative securities with respect to Johnson & Johnson Shares that you acquired in connection with your service or employment as a director or executive officer of Johnson & Johnson (or any successor or subsidiary corporation). Notwithstanding the foregoing, you will have the opportunity to exchange Johnson & Johnson Shares in the Offer, regardless of whether a blackout period occurs (subject to the terms of the Insider Trading Policy, as defined below).
The trading restrictions will not apply to Johnson & Johnson Shares that were not acquired in connection with your service as a director or executive officer. You should note, however, that there is a rebuttable presumption that any Johnson & Johnson Shares sold during a blackout period are not exempt from the rule (i.e., you will bear the burden of proving that the securities were not “acquired in connection with service or employment”). In addition, the SEC’s rules provide a limited number of exemptions from the trading restriction; most notably these include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans”. We strongly recommend that you consult with us before entering into any transaction in Johnson & Johnson Shares during the blackout period.
Please note that trading restrictions implemented because of a blackout period are in addition to any trading restrictions under Johnson & Johnson’s Insider Trading Policy (the “Insider Trading Policy”). As noted above, the blackout period (if it occurs), and therefore any period of trading restrictions for directors and executive officers of Johnson & Johnson, is expected to begin on August 15, 2023 at 4 p.m. Eastern Time and is expected to end during the week of August 28, 2023. You will be notified directly in the event that there are changes to these dates.
If the blackout period is implemented, then after such period ends, you will be permitted to resume transactions in Johnson & Johnson Shares, subject to the requirements of the Insider Trading Policy.
Questions regarding this Blackout Notice or the possible blackout period (including, for up to two years following the end of the blackout period, questions regarding when the blackout period began and ended) may be directed to:
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention: Corporate Secretary
Telephone Number:  (732) 524-0400
Important Legal Information
No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to buy Johnson & Johnson Shares are made only pursuant to the Offer described in the Prospectus, dated July 24, 2023. The Prospectus contains important information that should be read carefully before any decision is made with respect to the Offer. Such materials have been made available to Johnson & Johnson’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.